Exhibit 99.1

CONSENT OF JANNEY MONTGOMERY SCOTT LLC

Janney Montgomery Scott LLC (“Janney”) hereby consents to the inclusion in the Information Statement/Prospectus of Chevron Corporation, as a part of the Registration Statement on Form S-4 filed on or about March 22, 2021, relating to the proposed merger of Cadmium Merger Sub LLC with and into Noble Midstream Partners LP, of its opinion dated March 4, 2021 and to the references made to Janney in the sections of such Information Statement/Prospectus entitled “Summary — Opinion of the Financial Advisor to the Conflicts Committee,” “Risk Factors,” “The Merger — Background of the Merger,” “The Merger — Approval of the Conflicts Committee and the GP Board and their Reasons for the Merger,” “The Merger — Unaudited Financial Projections of NBLX,” “The Merger — Opinion of the Financial Advisor to the Conflicts Committee,” “Item 21. Exhibits and Financial Statement Schedules” and “Annex B — Opinion of Janney Montgomery Scott LLC.”

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,
/s/ JANNEY MONTGOMERY SCOTT LLC
JANNEY MONTGOMERY SCOTT LLC

March 22, 2021